Exhibit 99.1

News
Release

Investor Contact        Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact        Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

June 18, 2013

Vectren Corporation announces disposition by
ProLiance Holdings, LLC of wholesale gas marketing assets

Evansville, Ind. - Vectren Corporation (NYSE: VVC) announced effective June 18, 2013, ProLiance Holdings, LLC (ProLiance) has disposed of certain of the net assets, along with the long term pipeline and storage commitments, of its wholesale natural gas marketing subsidiary, ProLiance Energy, LLC, to a subsidiary of Energy Transfer Partners (NYSE: ETP). In addition to meeting the gas supply needs of its 2,000 commercial and industrial customers, since 1996 ProLiance Energy has provided the gas supply portfolio administration services for Vectren's and Citizens Energy Group's Indiana gas utilities. ProLiance is jointly owned by affiliates of Vectren (61% ownership) and Citizens Energy Group (39% ownership).

“We are very pleased ProLiance found a logical buyer for the net assets of ProLiance Energy in Energy Transfer Partners, which is well positioned to continue to serve ProLiance Energy's customers," said Carl Chapman, Vectren's chairman, president and CEO. "We're confident the transition will go smoothly for ProLiance's customers.”

ProLiance's decision to sell these assets is consistent with Vectren's previously stated strategy, including in its most recent filing on Form 10-Q. Vectren disclosed that it continues its emphasis on growing its infrastructure and energy services businesses, and that the analysis and evaluation of strategic alternatives related to the investment in its energy marketing affiliate was ongoing.

Under the new ownership by Energy Transfer Partners, continued net benefits to Vectren's and Citizens' gas utility customers are expected. Indiana gas customers of Vectren and Citizens have realized aggregate gas cost savings well in excess of $200 million as a result of the portfolio administration service provided by ProLiance Energy since its inception in 1996.

Upon final adjustments for working capital, costs and fees associated with the disposition of these net assets, ProLiance expects to record a loss of between ($62) million and ($67) million. Vectren's after-tax share of the net loss to be recorded in its second quarter of 2013 is expected to be between ($26) million and ($28) million, or ($0.32) to ($0.34) per share. The loss associated with the disposition by Vectren's unconsolidated subsidiary, ProLiance, has no material cash flow impact to Vectren. Through the date of the disposition, Vectren's share of the 2013 expected operating losses are estimated to be ($0.10) to ($0.12) per share.

Following the disposition of these net assets, ProLiance's remaining investment of $15 million relates to three physical storage and pipeline assets, of which two have now been sold, and $35 million in a minority joint venture with Sempra Energy in a

-more-

development project in Louisiana for a salt-cavern natural gas storage facility near the Cameron LNG facility that has been referred to previously as Liberty Gas Storage (Liberty). ProLiance continues to monitor its investment in Liberty.

Lazard served as financial advisor to ProLiance in connection with this transaction.

Live Webcast on June 19, 2013
Vectren will host a teleconference on June 19, 2013, at 11:00 a.m. (EDT) at which time management will discuss the above information. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation Discussion of ProLiance Investment Call.” All interested investors may listen to a live audio-only webcast accompanied by a slide presentation, which will be available on Vectren's website, www.vectren.com, by clicking on the “Investors” link at the top of the page, then by choosing the webcast link located on the right-hand side under Current Events. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the call.

About ProLiance
ProLiance Holdings, LLC owns ProLiance Energy, LLC, which is a full-service natural gas marketing company that serves Indiana, Michigan, Ohio, Illinois, Missouri, Kentucky, Tennessee and Mississippi. ProLiance Energy purchases natural gas from a variety of supply basins and transports the gas through many different pipelines to provide competitively-priced natural gas to its customers. ProLiance Holdings also owns ProLiance Transportation and Storage that owns transportation and storage assets and provides service to the member utility companies and other entities.

About Energy Transfer Partners, L.P.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 47,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, and coal mining. To learn more about Vectren, visit www.vectren.com.

About Citizens Energy Group
Citizens Energy Group is a Public Charitable Trust providing safe and reliable utility services to more than 400,000 residential, commercial and industrial customers in the Indianapolis area. The Public Charitable Trust means its utilities are managed only for the benefit of customers and the community. Additional information is available online at www.CitizensEnergyGroup.com.